Exhibit 99.1

Morgan Stanley INVESTMENT MANAGEMENT North Haven Private Income Fund MORGAN STANLEY PRIVATE CREDIT | INVESTOR UPDATE | MARCH 2026 Dear Investor, We are writing to provide an update on North Haven Private Income Fund LLC (“PIF” or “the Company”), following the completion of the Company’s most recent quarterly unit repurchase offer, and to share our perspective on the positioning of the Company in the context of the current market environment. We are proud that since launching PIF, we have delivered investors attractive risk-adjusted returns, considering our defensive investment strategy, focused on capital preservation. We appreciate your continued confidence and partnership, particularly amid a period of increased market attention on private credit strategies. Quarterly Tender Activity PIF’s focus on making privately negotiated first lien loans to middle market companies has enabled the Company to enjoy an attractive illiquidity premium relative to the liquid loan market. For this reason, the structure of the Company was intentionally designed to balance the desire to offer investors the opportunity for periodic liquidity with the less liquid characteristics of the private assets in which the Company invests. To better match the duration of investor capital with the maturity and liquidity profile of the underlying investments, the repurchase feature was established at up to 5.0% of units outstanding and is intended to be offered quarterly, with such frequency being at the discretion of the Company’s Board of Directors. By maintaining appropriate limits on the quarterly repurchase offer, the Company seeks to avoid asset sales during periods of market dislocation and provide for conservative capital structure management through evolving market conditions. We believe this approach supports portfolio optimization and aligns with the objective of maximizing risk-adjusted returns for investors over time. The Company recently completed its quarterly tender offer for the first quarter of 2026, and the Company received investor requests to repurchase approximately 10.9%(1) of shares outstanding as of December 31, 2025. This percentage exceeded the 5.0% quarterly repurchase offer threshold. As marketed and consistent with the disclosure in our private placement memorandum, we will be fulfilling tender requests for 5.0% of units outstanding as of December 31, 2025, on a pro-rated basis (approximately $169 million(2) or approximately 45.8% of each investor’s tender request for the quarter). As described in the Company’s offer to purchase and the private placement memorandum, unfulfilled repurchase requests do not carry over automatically to the next repurchase offer. Investors may elect to resubmit in any future quarterly repurchase offer. Credit Quality and Performance PIF’s portfolio reflects an emphasis on long-term credit performance and preservation of capital. The Company remains committed to lending to companies with leading or defensible market positions, strong and stable free cash flow generation, high barriers to entry, capable management teams, and committed private equity sponsor ownership. Portfolio construction is designed to limit concentration risk while emphasizing documentation protections and conservative capital structures. March 2026 | North Haven Private Income Fund 1

Morgan Stanley INVESTMENT MANAGEMENT As of January 31, 2026, PIF was invested across 312 borrowers spanning 44 industries, with an average position size of approximately 30bps. The portfolio was comprised of 97.1%(3) first-lien senior secured investments, with approximately 95.0%(4) of loans made to non-cyclical borrowers. Credit fundamentals across the portfolio have remained broadly stable. Our weighted average loan to value ratio remained conservative at 40.6%,(5) resulting in significant enterprise value cushion beneath our capital. In addition, as reported in our most recent Report on Form 10-K filed on March 3, 2026, payment-in-kind (“PIK”) income as a percentage of total income totaled 2.7%(6) which remains competitive compared to the Company’s non-traded BDC peers. For the three-year period ending January 31, 2026, the Company generated an annualized net total return of 8.9%. While we see these results as competitive with business development company peers and liquid fixed income markets in the absolute, we are pleased to have delivered an even stronger risk-adjusted experience for investors. PIF investors generally experienced significantly lower volatility than public credit markets.(8) While past performance is not indicative of future results, we believe these outcomes reflect the benefits of our approach to conservative underwriting, diversification, and active credit management. Liquidity and Capital Management Liquidity remains a central focus for PIF, and we believe the Company is well positioned from a balance sheet and liquidity standpoint. As of January 31, 2026, PIF had more than $2.2 billion of available liquidity, including cash, cash equivalents and capacity under its financing arrangements to satisfy its obligations. As of January 31, 2026, PIF’s consolidated leverage was 0.98x(9) debt-to-equity, which was unchanged relative to the prior month and below the Company’s target level of 1.0x–1.25x, providing flexibility to support portfolio companies, meet investor repurchase requests, and selectively deploy capital as opportunities arise. Over the course of 2025, we proactively repriced and extended the maturities on several of our secured credit facilities, and we have no material unsecured debt maturities over the remainder of 2026. As an additional source of equity and / or liquidity, PIF generated an estimated $100 million through inflows and DRIP over the first quarter. We believe this combination of liquidity, balance sheet flexibility and disciplined leverage management positions the Company well to navigate periods of market volatility while maintaining underwriting standards and portfolio integrity. Market Opportunity: Direct Lending with Discipline As we reflect on 2025, we would be remiss not to acknowledge that the direct lending industry faced several challenges throughout the year. Contraction in asset yields, uncertainty surrounding the recovery in M&A and speculation on credit deterioration have been key focal points for the market. Though these factors have affected sentiment for the asset class, we’re optimistic that some of these pressures may soon ease. At the same time, we believe the current environment reinforces the importance of selectivity. Dispersion between stronger and weaker credits is increasing, and disciplined underwriting, conservative structuring, and thoughtful pacing of deployment matter more than ever. March 2026 | North Haven Private Income Fund 2

Morgan Stanley INVESTMENT MANAGEMENT Morgan Stanley Commitment to the Company and Strategy We believe the strength and Morgan Stanley’s (the “Firm”) long-term focus are important differentiators for the Company. Consistent with this perspective, Morgan Stanley continually evaluates opportunities to further align its capital, resources, and strategic priorities with its private credit businesses and its clients. Since inception, the Firm has committed over $700 million across various strategies that comprise the Morgan Stanley Global Private Credit platform (including $25.0 million to the Company). We believe that this underscores the Firm’s long-term commitment to the broader private credit business and our objective of delivering durable, risk-adjusted outcomes for PIF investors. In Closing While uncertainty remains a feature of the current market environment, we believe PIF is well positioned and anchored primarily in first lien senior secured loans. A resilient and diversified portfolio, strong liquidity, disciplined leverage management and the support of Morgan Stanley, the parent to our investment adviser, provide a solid foundation as we move forward. We appreciate your continued trust in the Company and in Morgan Stanley Private Credit. We remain focused on managing the Company with discipline, transparency, and a long-term perspective, and we thank you for your ongoing partnership. Sincerely, Morgan Stanley Private Credit On behalf of North Haven Private Income Fund Management Team March 2026 | North Haven Private Income Fund 3

Morgan Stanley
INVESTMENT MANAGEMENT

## PIF At a Glance

| ✓ ATTRACTIVE MARKET | ✓ DEFENSIVE PORTFOLIO | ✓ DIFFERENTIATEDPLATFORM | ✓ ACCESSIBLE STRUCTURE |
|---|---|---|---|
| Direct lending is an attractive asset class that has generated strong risk-adjusted returns | Primarily floating rate, first lien loans to borrowers in non-cyclical industries[4] | Scaled private credit business, leveraging the broader Morgan Stanley platform[10] | Targets monthly income distributions and quarterly liquidity[11] |

*As of January 31, 2026, unless otherwise noted.*

| 8.5% | $7.6B | 99.9% | 97.5% |
|---|---|---|---|
| Annualized Distribution Yield[12] | Total Investments[3] | Floating Rate[3] | Senior Secured Investments[3] |

## Morgan Stanley Private Credit Platform ("MSPC")

| $26.0Bn | 400+ | ~700 | 25 |
|---|---|---|---|
| MSPC Committed Capital[13] | Active Sponsor Coverage[14] | LTM Opportunities Evaluated[15] | Investment Committee Avg. Years Experience[16] |

### PILLARS OF OUR INVESTMENT STRATEGY

| Long-Term Credit Performance | Preservation of Capital | Risk Mitigation |
|---|---|---|

March 2026 | North Haven Private Income Fund 4

IMPORTANT NOTICE This communication may make forward-looking statements based on current expectations. The statements are not purely historical, are forward-looking statements. These forward-looking statements are not a guarantee of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements, including and without limitation, market conditions, uncertainties surrounding interest rates, changing economic conditions and other factors we have identified in our filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions can prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions can be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this communication are made as of the date hereof, and we assume no obligation to update the forward-looking statements or subsequent events. To obtain copies of SEC related filings, please visit our website. All information in this herein is as of January 31, 2026, unless stated otherwise, is subject to change, and will not be updated or otherwise revised to reflect information that subsequently becomes available or circumstances existing or changes occurring after the date hereof. This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities in the Company or in any fund or account sponsored by the Firm. An offer may be made only through a confidential private placement memorandum of the Company (as supplemented and including any documents incorporated by reference therein, the “Memorandum”), the Company’s constituent documents (together with the Memorandum, the “Offering Materials”) and SEC filings. Past performance is not indicative of future results. END NOTES (1) Estimated pending final transfer agent processing of tender requests. (2) Estimate calculated using February 1, 2026, unit purchase price. Final repurchase amount will be determined using March 31, 2026, net asset value per unit. (3) Calculated as a percentage of par value or, in the case of equity investments, at cost. (4) As of December 31, 2025. Cyclical industries defined as restaurants, retail, energy, and other businesses that the MS Capital Partners Adviser, Inc. believes may be subject to business cycle volatility. A defensive portfolio does not assure a profit or protect against loss in a declining market. (5) As of December 31, 2025. Loan-to-value as of the closing of the financing of the transaction; calculated using total outstanding debt through the tranche in which the Company is a lender divided by enterprise value from the private equity sponsor or market comparables. Excludes the Company’s Liquid Loan Portfolio and companies which the Company lends based on a multiple of recurring revenue generated by the portfolio company and not based on a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA. (6) Calculated as PIK income dividend by total interest income. (7) Past performance is historical and not a guarantee of future results. Total annualized net return is calculated assuming a purchase of units at the opening of the first day of the period and a sale on the closing of the last business day of the period. Distributions, if any, are assumed for purposes of this calculation, to be reinvested at prices obtained under the Company’s distribution reinvestment plan. Historical annual returns since for each year since inception: 2022 (1.5%); 2023 12.8%; 2024 9.1%; 2025 7.0%; Jan 2026 0.4%. (8) As compared to the Bloomberg U.S. Aggregate Bond Index for the same period. (9) Calculated as debt-to-equity ratio. (10) Access to certain parts of Morgan Stanley may be limited in certain instances by a number of factors, including third party confidentiality obligations and information barriers established by Morgan Stanley in order to manage conflicts of interest and regulatory restrictions, including without limitation joint transaction restrictions pursuant to the Investment Company Act of 1940, as amended and internal policies and procedures. (11) There is no assurance that the Company will pay distributions in any particular amount, if at all. Any distribution or repurchase offers the Company makes will be at the discretion of the Board of Directors. (12) As of February 28, 2026. Distributions are not guaranteed. Annualized distribution yields of the Fund are not indicative of performance results of the Fund and should not be interpreted as such. The annualized distribution yield shown is calculated by multiplying the sum of the per unit amounts of regular distributions and any special distributions with a record within the current month and the preceding two months, by four, and dividing the result by the NAV per share as of the month-end preceding the relevant three-month period. (13) As of February 1, 2026. Committed capital is calculated as aggregate capital commitments or equity raised and total committed leverage within each of the funds or accounts managed by the Morgan Stanley Private Credit platform with exception for funds in their harvesting period, where committed capital is calculated as invested capital. (14) Represents active sponsor coverage as of September 30, 2025. No assurance is given that these sponsor relationships will generate origination opportunities in the future. (15) Last twelve months as of September 30, 2025. (16) As of February 1, 2026. March 2026 | North Haven Private Income Fund 5